UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 27, 2010 (July 22, 2010)

Knight Capital Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-14223	22-3689303
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Effective July 31, 2010 (the “Separation Date”), Gary Katcher will resign his employment with, and cease serving as Executive Vice President, Head of Global Fixed Income of, Knight Capital Group, Inc. (collectively with its affiliates, the “Company” or “Knight”).

(e)

In connection with Mr. Katcher’s termination of employment and contingent upon Mr. Katcher’s execution and non-revocation of a release of claims in favor of the Company, the Company and Mr. Katcher have agreed to the following:

•

The Company will: (i) pay Mr. Katcher a total payment of $5,000,000; (ii) pay Mr. Katcher a lump sum cash payment in an amount equal to the fair market value of 114,426 unvested shares of Knight Capital Group, Inc. common stock that will be forfeited on the Separation Date; and (iii) permit Mr. Katcher to continue his participation in the Company’s group health plan for a period of twelve (12) months at the Company’s expense; and

•	Subject to certain investment terms and conditions, the Company has agreed to invest in a hedge fund that Mr. Katcher will be permitted to create.

Mr. Katcher is subject to certain ongoing restrictive covenants, including one (1) year non-competition, non-solicitation and non-hire clauses and a non-disparagement clause.

The terms regarding Mr. Katcher’s separation from the Company are expected to be set forth in a written separation agreement to be executed by the parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNIGHT CAPITAL GROUP, INC.

Date: July 27, 2010	By:	/s/ Andrew M. Greenstein
		Name:	Andrew M. Greenstein
		Title:	Managing Director, Deputy General Counsel and Assistant Secretary

2